Platinum Energy Resources, Inc.

3 Paragon Drive
Montvale, NJ 07645
Phone 212/581-0500 Fax 212/581-0002

Barry Kostiner
CEO
January 25, 2006

Mr. Lance Duncan

Dear Lance:

This shall serve to formalize our understanding regarding your involvement in the proposed acquisition by Platinum Energy Resources, Inc. or one of its affiliates (“Platinum”) of Tandem Energy Holdings, Inc. (“TEHI”), a Nevada corporation and the parent company of Tandem Energy Corporation (“TEC”), a Colorado corporation.

Reference is made to the Agreement and Plan of Merger, dated concurrently herewith (the “Merger Agreement”), among Platinum and one of its wholly-owned subsidiaries, TEHI, and certain Major Shareholders of TEHI, as defined in the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

In connection with, and as consideration for, your services relating to the proposed Merger including, without limitation, introduction of the parties facilitation of the negotiations among the parties, and recission and cancellation of all of your (Lance Duncan and L&H Family Limited Partnership) and common stock in TEHI, Platinum agrees to pay you a fee of $3 million immediately after the Effective Time of the Merger which amount shall be paid by certified or bank cashier’s check or by wire transfer of immediately available funds to your designated account.

In addition, in consideration for continued consulting services, Platinum shall, subject to receipt from you of customary investor representations, issue to you 714,286 shares of its common stock, $.0001 par value per share (representing $5 million of shares at $7 per share) (the “Shares”)as follows: 25% upon the Effective Time, and 25% every six months thereafter. The Shares shall constitute “restricted securities” under the Federal securities laws inasmuch as they will be acquired from Platinum in a transaction not involving a public offering and that, under such laws and applicable regulations, such Shares may be resold under the Securities Act of 1933, as amended, only in certain limited circumstances.

In addition to, and not in limitation of, the foregoing, you agree that you shall not transfer (other than to your affiliates who are owed compensation for their efforts with regard to the Tandem/Platinum merger who agree in writing to be bound by the lock-up terms contained herein) the Shares for a period of eighteen months from the Effective Time regardless of any available exemption to registration and that, after the expiration of such 18-month period, you and your affiliates shall be entitled to transfer in the aggregate only up to ten (10%) percent of the Shares per calendar quarter. Upon the third year anniversary of the date of issuance, you and your affiliates shall no longer be bound by such restriction and shall be entitled to transfer any remaining Shares, subject to applicable securities laws.

The foregoing is subject to, and conditioned upon your acknowledgement and agreement that:

1.	neither you nor any of your relatives or affiliates, if any, shall acquire any securities of TEHI between the date hereof and the Effective Time;

2.	neither you nor any of your relative or affiliates, if any, is a party to any contract or agreement with TEHI or TEC or any of their respective affiliates;

3.	neither you nor any of your relatives or affiliates, if any, is a principal of Redwood Consultants, LLC or any of its affiliates;

4.
in the event that the Merger is consummated, the compensation set forth herein as consideration for your services in connection with the Merger constitutes the full consideration to you and any of your affiliates and to which you believe that you or any of your affiliates is entitled in such regard;

5.
to the extent that the Merger is not consummated for any reason whatsoever, neither Platinum nor TEHI shall have any liability to you or any of your affiliates, if any, including, without limitation, for the fee or the issuance of shares or Platinum reference above;

6.
at the Effective Time, you and your affiliates, if any, shall execute and deliver to each of Platinum, TEHI and TEC a full and complete release of any and all claims which you or any of your affiliate, if any, may have against either entity and each such entities’ directors, officers, shareholders, employees and agents.

We appreciate your role in introducing the Tandem opportunity to us and we look forward to working with you in the future. Kindly indicate your agreement to the foregoing by executing a copy of this letter in the space provided below and returning same to the undersigned.

Yours very truly,

/s/ Barry Kostiner
Barry Kostiner CEO, Platinum Energy Resources, Inc.

AGREED AND ACCEPTED:
/s/ Lance Duncan
Lance Duncan

1/26/06
Date